Exhibit 23(i)2

                            KELLEY DRYE & WARREN LLP
       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL ASSOCIATIONS
                               TWO STAMFORD PLAZA
                              281 TRESSER BOULEVARD
                             STAMFORD, CT. 0690-3229

                                 (203) 324-1400
                                                                  FACSIMILE
                                                                 (203) 327-2669
                                                                 (203) 964-3188

                                February 12, 1999


First Investors Multi-State
  Insured Tax Free Fund
120 Wall Street
New York, New York   10005

                             Re:    First Investors Multi-State Insured
                                    Tax Free Fund Connecticut Series
                                    --------------------------------

Gentlemen:

               You have requested our opinion regarding the taxability of certain distributions from the First Investors Connecticut Insured Tax Free Series (the "Connecticut Series"), a separate, designated series of the First Investors Multi-State Insured Tax Free Fund (the "Fund"), for purposes of the Connecticut personal income tax in the case of individual investors and the corporation business tax in the case of corporate investors.

               You have advised us that the Connecticut Series will invest primarily in tax-exempt obligations issued by or on behalf of the State of Connecticut, its municipal governments and public authorities ("Connecticut Obligations"), and tax-exempt obligations issued by territories and possessions of the United States or of other states, their municipal governments and public authorities, the interest of which is exempt from Federal income taxes ("Other Exempt Obligations").

               The Fund is an open-end management company organized as a business trust under the laws of the Commonwealth of Massachusetts. You have advised us that the Connecticut Series intends to qualify and thereafter continue to qualify as a regulated investment company as defined in Section 851 of the Internal Revenue Code of 1986, as amended (the "Code"), and be eligible to pay "exempt-interest dividends" as provided in Section 852(b)(5) of the Code.

                            KELLEY DRYE & WARREN LLP
First Investors Multi-State           -2-                      February 12, 1999
  Insured Tax Free Fund


               In furnishing this opinion, we have reviewed such provisions of Connecticut law as we deemed appropriate. In addition, we have reviewed the Fund's Amended and Restated Declaration of Trust dated September 22, 1994, the Prospectus for the Fund dated April 30, 1998, and the Statement of Additional Information dated April 30, 1998.

               We have assumed for purposes of this opinion that the Connecticut Series will qualify for treatment as a regulated investment company under Subchapter M of the Code.

               Based upon the foregoing, we are of the opinion that under existing law applicable to shareholders of the Connecticut Series:

               1. Shareholders of the Connecticut Series who are otherwise subject to the Connecticut personal income tax imposed on individuals will not be subject to such tax on distributions with respect to shares of the Connecticut Series to the extent that such distributions qualify as either (a) "exempt-interest dividends" (as defined in Section 852(b)(5) of the Code) attributable to interest on Connecticut Obligations or (b) "exempt dividends" for Connecticut income tax purposes.

               2. Shareholders of the Connecticut Series who are otherwise subject to the Connecticut personal income tax will be subject to such tax on distributions with respect to shares of the Connecticut Series to the extent that such distributions are other than (i) distributions that are "exempt interest dividends" for federal income tax purposes attributable to interest on Connecticut Obligations or (ii) "exempt dividends" for Connecticut income tax purposes.

               3. Shareholders of the Connecticut Series that are otherwise subject to the Connecticut corporation business tax computed on the net income basis must include in income distributions with respect to shares of the Connecticut Series and gains resulting from the redemption or sale of shares of the Connecticut Series. However, such shareholders, if they own less than 20 percent of the shares of the Connecticut Series, may deduct in computing net income 70 percent of such distributions with respect to their shares of the Connecticut Series that qualify as dividends under Section 316 of the Code. Such shareholders who own 20 percent or more of such shares may deduct, in computing net income, 100 percent of such distributions.

               We have not examined any of the obligations to be acquired by the Connecticut Series and express no opinion as to whether such obligations, interest thereon, or gain from the sale or other disposition thereof are in fact exempt from any Federal or Connecticut taxes. Moreover, we express no opinion as to whether distributions with respect to the Connecticut Series that are attributable to interest on Other Exempt Obligations, the taxation of which is prohibited by federal law, are subject to the Connecticut personal income tax.

               We consent to the inclusion of this opinion as an exhibit to the post-Effective Amendment No. 23 to the Fund's Registration Statement filed with the Securities and Exchange

                            KELLEY DRYE & WARREN LLP
First Investors Multi-State           -3-                      February 12, 1999
  Insured Tax Free Fund


Commission and the applications and registration statements filed in accordance with the securities laws of the several states in which shares of the Connecticut Series are to be offered, and we further consent to the reference in the Prospectus to the fact that this opinion has been rendered.


                                            Very truly yours,


                                            KELLEY DRYE & WARREN LLP


                                    By:     /s/ Richard Chargar
                                            -------------------

RCS/dpm